Exhibit G-1

         SECURITIES AND EXCHANGE COMMISSION

         (Release No. 35- ___; 70 ___)

         Unitil Corporation

         Notice of Proposal to Issue Common Stock under Restricted Stock Plan

         Unitil Corporation ("Unitil"), 6 Liberty Lane West, Hampton, New Hampshire 03842, has filed an Application- Declaration with this Commission pursuant to Sections 6(a) and 7 of the Public Utility Holding Company Act of 1935 ("Act").

         Unitil proposes to issue of up to 177,500 shares of common stock, no par value ("Common Stock"), of Unitil under the Unitil Corporation 2003 Restricted Stock Plan (the "Plan"), such number of shares to be subject to adjustment in accordance with the provisions of the Plan.

         The objectives of the Plan are to optimize the profitability and growth of Unitil through incentives that are consistent with Unitil's goals and that link the personal interests of Plan participants to those of Unitil's shareholders, to attract and retain employees and directors of outstanding ability, and to promote teamwork among participants.

         In accordance with the terms of the Plan, awards for shares of restricted stock may be granted under the Plan and are evidenced by an Award Agreement, entered into by the participant and Unitil, setting forth the terms and provisions applicable to the award. Persons eligible to participate in the Plan include all employees, directors and consultants of Unitil, its subsidiaries and its affiliates (collectively, the "Unitil Companies"). The Plan is administered by the Compensation Committee of the Board of Directors of Unitil. Awards under the Plan will vary each year based on the achievement of annual performance objectives that directly correlate with the annual performance objectives as defined by the Unitil Management Incentive Plan. The maximum aggregate number of shares of restricted stock that may be awarded in any one calendar year to any one participant is 20,000.

         Awards will fully vest over a period of four (4) years (the "Period of Restriction") at a rate of 25% each year. During the Period of Restriction, the Plan provides that the restricted shares underlying the award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the recipient and no share certificates are issued. Prior to the end of the Period of Restriction, the award of restricted shares shall be subject to forfeiture if the participant ceases to be employed by the Unitil Companies other than due to the participant's death. Awards may be subject to such additional restrictions as the Compensation Committee may determine to be appropriate and as are set forth in the particular Award Agreement. Subject to restrictions under applicable law or as may be imposed by the Unitil, restricted shares underlying each award made under the Plan shall become freely transferable by the Plan participant after the last day of the applicable Period of Restriction.



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         During the Period of Restriction, cash dividends paid on restricted shares underlying granted awards may be credited to the recipient's account. In the event any non-cash dividends or other distributions, whether in property, or in stock of another company, are paid on any restricted shares during the Period of Restriction, such non-cash dividends or other distributions shall be retained by Unitil until such time as the Period of Restriction has lapsed. In the event of forfeiture of the restricted shares, such non-cash dividend or other distributions shall be retained by Unitil.

         Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on restricted shares shall immediately lapse.

         Interested persons wishing to comment or request a hearing on this Application-Declaration should submit their views in writing by March _____, 2004 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the declarant at the address specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. After said date, the declaration, as amended or as it may be further amended, may be granted.

         For the Commission by the Division of Investment Management, pursuant to delegated authority.